Exhibit 3.1

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “First Amendment”) to the Agreement (as defined below) shall be effective as of August 31, 2024, and is entered into by and among COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company (the “Sponsor”), BNY MELLON TRUST OF DELAWARE, a Delaware banking corporation, as Delaware trustee (in such capacity, the “Delaware Trustee”), and MR. ELIAS J. SABO and MR. Stephen Keller, as the regular trustees (each a “Regular Trustee,” together “Regular Trustees” and, collectively with the Delaware Trustee, the “Trustees”). Capitalized terms used in this First Amendment without definition shall have the respective meanings specified in the Agreement.

WHEREAS, reference is hereby made to the Third Amended and Restated Trust Agreement, dated as of August 3, 2021 (as amended by the Share Designations through the date hereof, the “Agreement”), which was entered into by and among the Sponsor, the Delaware Trustee, and Mr. Elias J. Sabo and Mr. Ryan J. Faulkingham, as the regular trustees; and

WHEREAS, pursuant to the Agreement, Mr. Faulkingham has resigned and been removed as a regular trustee, effective August 30, 2024, and Mr. Stephen Keller has been appointed as a regular trustee, by the Sponsor, effective as of August 31, 2024.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Sponsor and the Trustees hereby agree as follows:

1. All references in Sections 2.11(d), 8.11(a) and 10.8(b) of the Agreement to “Ryan J. Faulkingham” shall be replaced with “Stephen Keller.”

2. The Sponsor and the Trustees otherwise ratify and confirm the Agreement.

3. This First Amendment may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

SPONSOR:

Compass Group Diversified Holdings LLC,
a Delaware limited liability company

By:	/s/ Elias J. Sabo

Name:	Elias J. Sabo
Its:	Chief Executive Officer

REGULAR TRUSTEES:

/s/ Elias J. Sabo

Elias J. Sabo

/s/ Stephen Keller
Stephen Keller